EXHIBIT 99.1

BioHemp International, Inc (OTC:BKIT) Announces Deal to Private Label

Water From American Premium Water Corporation (OTC:HIPH)

New Private Label Water To Be Sold Exclusively On BKIT’s Channels

NEW YORK, New York (July 8th, 2019) (GLOBE NEWSWIRE) – BioHemp International, Inc. (OTC:BKIT), (“Company”), a Company focused on consolidating the CBD industry, announces that it has entered an agreement with American Premium Water Corporation (OTC:HIPH) to white label cannabidiol (CBD) infused water utilizing HIPH’s proprietary Hydro Nano technology. The agreement provides exclusivity to the Company to utilize this technology and sell water across all its current and future platforms. The Agreement will be fully executed within the next 48 hours

HIPH’s Hydro Nano formulation utilizes proprietary nanotechnology that reduces the size of the majority of the CBD molecules encapsulated to one nanometer or less in diameter. To provide context, a strand of human DNA is two nanometers wide. This technology allows for greater bioavailability, leading to up to a 90% greater absorption rate than regular CBD infused beverages – providing a much better CBD experience for the consumer. The efficacy of HIPH’s formulation was analyzed and tested independently by Applied Nanosolutions, a copy of the report is available here.

Daniel Blum, CEO of BioHemp International, commented: “This is a significant agreement for the Company. This is very sophisticated technology and it will be an asset for the Company to be able to sell it on our platforms. We are looking for the best and most innovative CBD products available and this is certainly one of them. There are many companies in the market that claim to possess “nano” technology, but none have proven or demonstrated it to the extent that American Premium Water has. Their technology has been scientifically proven, and the Company looks forward to begin manufacturing water and other CBD infused beverages utilizing their proprietary ‘Hydro Nano’ technology.”

BioHemp International, Inc is positioning itself as the market leader in the CBD market, which is expected to reach $22 billion by 2022. The Company’s rollup strategy is aimed at becoming the market leader by spearheading the natural consolidation of the industry through the creation of a distribution platform targeted at existing consumer CBD wholesalers and retailers. As the market begins to consolidate, the Company is poised to benefit from its first mover advantage.

For disclosure, American Premium Water Corporation CEO Ryan Fishoff recently joined the Company as Lead Advisor.

For more information, view the Company’s website www.BioHempInternational.com

About BioHemp International, Inc.

BioHemp International (OTC: BKIT) is a Company focused on rolling up a distribution platform for CBD providers to become the leading consolidation force in the CBD industry.

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Safe Harbor Notice

Certain statements contained herein are “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). cautions that statements made in this news release constitute forward-looking statements and makes no guarantee of future performance. Forward-looking statements are based on estimates and opinions of management at the time statements are made. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections or implied results. BioHemp International, Inc undertakes no obligation to revise these statements following the date of this news release. Additional details of the Company's business can be found in its public disclosures as a reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission's ("SEC") EDGAR database.

This press release is issued on behalf of the Board of Directors of BioHemp International, Inc

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